Exhibit F

MINING AND METALLURGICAL COMPANY
JOINT STOCK COMPANY

22, Voznesenky Per., Moscow 125009, Phone: (095) 787 76 67. Fax: (095) 785 58 08. E-mail: gmk@nornik.ru

POWER OF ATTORNEY

Moscow
Eighteen June two thousand and three

By this Power of Attorney given this 18 day of June 2003, Open Joint Stock Company “Mining and Metallurgical Company “NORILSK NICKEL”, a company duly incorporated under the laws of the Russian Federation and located at: the Russian Federation, Taimyrskiy (Dolgano-Nenetskiy) Avtonomnyi Okrug, city of Dudinka (hereinafter referred to as the “Company”) does hereby authorize Dmitry Valerievich Razumov (passport 51 No. 1527286 issued on December 02, 2002 by the Ministry for Foreign Affairs of the Russian Federation), and empowers him as the Company’s Attorney to perform in the name of the Company and on its behalf all or any of the following acts or things:

1.	To execute and deliver on behalf of the Company the Stockholders Agreement and the Palladium Transfer Agreement, each among the Company, Norimet Limited and Stillwater Mining Company.

2.	To execute and deliver, in the name and on behalf of the Company any other agreements, certificates, instructions, waivers, consents, notices, requests, instruments or other documents as the Company’s Attorney will determine necessary, appropriate or desirable to effectuate the transaction contemplated by the Stock Purchase Agreement, dated as of November 20, 2002, by and among the Company, Norimet Limited and Stillwater Mining Company, and

3.	To take or cause to be taken on behalf of the Company any and all other action, as the Company’s Attorney will determine necessary, appropriate or desirable to effectuate the transaction contemplated by the Stock Purchase Agreement, dated as of November 20, 2002, by and among the Company, Norimet Limited and Stillwater Mining Company.

The signature of Mr. Razumov    /s/ Dmitry Valerievich Razumov    is hereby confirmed.

This Power of Attorney is valid for six (6) months from the date hereof.

General Director	[Official Seal of NORILSK NICKEL]	/s/ Michael D. Prokhorov	Michael D. Prokhorov